EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Susan Luscinski

President	CEO	CFO

dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	sluscinski@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports First Quarter Results

Holliston, MA, May 6, 2004 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $22.2 million, an increase of 14% over revenues of $19.5 million for the first quarter of 2003.  Net loss, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended March 31, 2004 was $51,000 or $0.00 per basic and diluted share, compared to a net income of $776,000, or $0.03 per basic and diluted share, for the quarter ended March 31, 2003.  Non-GAAP pro forma net income of $798,000 for the quarter ended March 31, 2004 decreased approximately 48% compared to $1.5 million for the same quarter in 2003.  Non-GAAP pro forma net income of $0.03 per diluted share, for the quarter ended March 31, 2004 decreased approximately 51% compared to $0.05 per diluted share, for the same quarter in 2003.

“We are extremely disappointed with our Q1 2004 results.  Most of our product lines did well, or even exceeded our expectations for the quarter.  However, our genomics, proteomics and high-throughput screening products delivered far less operating margin than we expected.  We are in the process of defining the actions necessary to enable these product lines to meet our growth and profitability objectives going forward.  We expect to implement this action plan in the second quarter.” commented Chane Graziano, CEO of Harvard Bioscience.

He continued, “In contrast to our genomics, proteomics and high-throughput screening products, our ADMET and molecular biology products delivered strong results for the quarter.

Revenues in the first quarter for our ADMET product lines, primarily sold through the Harvard Apparatus catalog, grew by 15% year on year with improved operating metrics driven by improved gross margins and reduced expenses as a percentage of revenues.  Of the 15% revenue growth approximately 9 % was from the impact of acquisitions and 6 % was organic.

Revenues for our molecular biology product lines, primarily sold through distributors such as Amersham Biosciences, grew by 46% year over year with strong operating margin growth.  The growth in revenues was primarily driven by the acquisition of the Hoefer electrophoresis products in Q4 2003. Excluding the acquisition of Hoefer, organic revenue growth was approximately 5%.

Revenues and margins for our genomics, proteomics and high throughput screening products, primarily sold through our Genomic Solutions distribution channel, were our major disappointment.  Revenues on these products were down $0.7 million on a year to year basis, and approximately $2 million from expectations.   This shortfall in sales volume was compounded by a geographical mix, customer mix and product mix that had a significant adverse impact on gross margins in the quarter.  As a result, operating margins on these products was down significantly on a year over year basis.  The overall market for genomics and proteomics products appears soft with orders for these products particularly weak in the US and Japan.  We do not believe we experienced any significant loss in potential orders due to competition, however we did experience some delays in spending. These delays in spending were in part caused by the late implementation of the NIH budget in the US, the change in funding arrangements for Japanese universities and certain pharmaceutical companies delaying capital spending in the first quarter.  Going forward we believe it is essential to build our plan on current order rates and therefore, we believe we will need to take additional actions to improve operating margins on these product lines.  We are currently developing this action plan and expect to implement the necessary changes in Q2.  Our goal is to get these product lines back to contributing 10-12% pro forma operating margin in Q3 and Q4.  Long term we expect these product lines to deliver 15-20% pro forma operating margin.  Any costs associated with this action plan will likely have an impact on Q2 earnings results.

With reduced revenue expectations for these product lines, we are now expecting our total revenues for 2004, without further acquisitions, to be in the range of $100-105 million.  While we expect to return the genomics, proteomics and high-throughput screening product lines to profitability in Q3 and Q4, the operating loss from Q1 and possible loss in Q2 will create a substantial drag on earnings for the year.  Therefore, we now expect pro forma earnings per share to be in the range of $0.22-0.24 for 2004.”

Revenues for the first quarter of 2004 grew 14% from the same quarter in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $1.0 million, revenues for the first quarter grew 9%.  The favorable foreign exchange effects for the quarter are due primarily to the strengthening of the British pound sterling and the Euro against the US dollar.

Cost of product sales for the first quarter of approximately $11.5 million for 2004 and $9.6 million for 2003 resulted in a 48% gross margin as a percentage of total revenues compared to a 51% gross margin in the first quarter of 2003. For the first quarter of 2004 approximately $302,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the first quarter of 2004 and acquired as a result of the BioRobotics, Hoefer and KDScientific acquisitions.  For the first quarter of 2003 approximately $333,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the first quarter of 2003 and acquired as a result of the Genomic Solutions, BTX and GeneMachines acquisitions.  While gross margin percentages will fluctuate depending upon both the mix of product sold and the mix of customers the decrease in gross margin in the first quarter this year compared to the first quarter last year is largely due to an 11% gross margin drop at Genomic Solutions due to lower sales and production volumes and a higher percentage of revenues through distributors.

Research and development expense of $1.7 million for the three month period ended March 31, 2004 increased by approximately $249,000 from $1.4 million for the same period in 2003 primarily as a result of the acquisitions made since the first quarter of 2003.

Marketing and selling expense increased approximately $697,000 to $4.3 million for the quarter ended March 31, 2004 from $3.6 million for the same period in 2003 primarily as a result of the acquisitions made since the first quarter of 2003.  As a percentage of revenues, marketing and selling expense for the quarter was 19% compared to approximately 18% for the same quarter in 2003.

General and administrative expenses for the quarter of $3.5 million increased approximately $697,000 from the first quarter of 2003 expense of $2.8 million.  Approximately $360,000 of this increase is due to restructuring costs at our Genomic Solutions’ Japan and Biochrom facilities.   The remaining increase of approximately of $337,000 is primarily attributable to acquisitions made since the first quarter of 2003 and additional costs for Sarbanes Oxley compliance.  As a percentage of revenues, general and administrative expense for the quarter ended March 31 was approximately 16% and 15% for 2004 and 2003 respectively.

Stock compensation expense was approximately $47,000 for the first quarter of 2004 compared to $147,000 for the first quarter of 2003.

The expense for amortization of intangibles for the quarter ended March 31, 2004 was $923,000 compared to $625,000 for the same period in 2003.  This increase is directly related to the acquisitions made in 2003 and 2004.

The shift for the quarters ended March 31, in the net impact of interest income and expense to an expense of approximately $124,000 for 2004 from income of approximately $27,000 for the same period in 2003 is primarily the result of the company using cash and interest bearing debt from late in the first quarter of 2003 and into 2004 to fund acquisitions.

Losses from foreign exchange were approximately $143,000 for the quarter ended March 31, 2004 compared to gains of approximately $114,000 for the same period in 2003.  These losses and gains are primarily the result of debt between our subsidiaries.

Net loss, as measured under GAAP, for the first quarter of 2004 was $51,000, compared with a net income of $776,000 for the first quarter of 2003.  Basic and diluted net loss per share was $0.00 for the first quarter of 2004 compared to net income of $0.03 per basic and diluted share for the first quarter of 2003.  Included in both periods are charges for non-cash stock compensation expense of $47,000 and $147,000 and amortization of intangibles of $923,000 and $625,000 for 2004 and 2003 respectively, before tax.  Included in the 2004 first quarter results were fair value adjustments of $302,000 related to inventory and backlog acquired with the acquisitions of BioRobotics, Hoefer and KDScientific expensed through cost of product sales, for products sold in the first quarter of 2004.  Included in the 2003 first quarter results were fair value adjustments of $333,000 related to inventory and backlog acquired with the acquisitions of Genomic Solutions, BTX and GeneMachines expensed through cost of product sales, for products sold in the first quarter of 2003. Also included in the first quarter of 2004 were charges of approximately $360,000 for restructurings at our Genomic Solutions’ Japan and Biochrom facilities.

Non-GAAP pro forma net income totaled $798,000 or $0.03 per diluted share for the first quarter of 2004 compared to $1.5 million or $0.05 per diluted share for the first quarter of 2003.  Non-GAAP pro forma net income excludes fair value adjustments of inventory and backlog related to the acquisitions of BioRobotics, Hoefer and KDScientific for 2004 and Genomic Solutions, BTX and GeneMachines for 2003, and for both periods stock compensation expense and amortization of intangibles, net of tax effects.

HBIO ended the quarter with cash and cash equivalents of $9.8 million, an increase of approximately $1.6 million since December 31, 2003 primarily driven by positive operating cash flow.  HBIO ended the quarter with approximately $19.4 million drawn against our credit facility, an increase of approximately $6.6 million since December 31, 2003.  $6.65 million of cash provided by the credit facility was used to fund the acquisition of KDScientific in March 2004.

As previously announced, management will host a conference call regarding first quarter results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 6:00 PM Eastern Time on Thursday May 6, 2004.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the investor relations button and then click on the web cast icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on the investor relations section of our website.  Click on the investor relations’ button and then click on the press release or web cast icon, as appropriate.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived in the investor relations section of our web site.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

We believe that it is useful to investors to present both the Non —GAAP pro forma results for the Company as well as the GAAP results for the Company, as the pro forma results approximate how we measure the operating results of the Company internally.  Historically, non-GAAP pro forma results exclude non-recurring charges, acquired in-process research and development expense, amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses and stock compensation expense, all net of tax.  These expenses result primarily from purchase accounting or from events that are not related to the underlying operations of the business.  Therefore, we believe the presentation of the non-GAAP pro forma results provides investors with an enhanced understanding of the business.  A tabular reconciliation of first quarter Non-GAAP pro forma results to GAAP results is included in this press release.

The financial information provided in the non-GAAP pro forma presentation should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and through its distributors, including Amersham Biosciences, Fisher Scientific and HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

The statements made in this press release or on our conference call that are not statements of historical fact are forward—looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the Company will not generate revenues, earnings or operating margins that management anticipates, the Company may not achieve its expected GAAP or non-GAAP pro forma results for 2004., and that Company may not be able to successfully implement it action plan There is also a risk that the Company will not be able to identify acquisition candidates or raise sufficient capital to consummate potential acquisitions. Other factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2003 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2004	2003

Revenues	$22,165	$19,473
Costs and Expenses:
Cost of product sales	11,544	9,635
Research and development expenses	1,669	1,420
Marketing & selling expenses	4,297	3,600
General & administrative expenses	3,522	2,825
Stock compensation expense	47	147
Amortization of intangible assets	923	625
Total costs and expenses	22,002	18,252

Income (loss) from operations	163	1,221

Other income (expense)
Interest income	62	66
Interest expense	(186)	(39)
Foreign currency gain (loss)	(143)	114
Other income (expense)	(47)	(32)
Total other income (expense) net	(314)	109

Income (loss) before income taxes	(151)	1,330
Income tax (expense) benefit	100	(554)
Net income (loss)	$(51)	$776
Net income (loss) per share
Basic	$0.00	$0.03
Diluted	$0.00	$0.03
Weighted average common shares
Basic	30,164	29,892
Diluted	30,164	30,137

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, unaudited)

	March 31,	December 31,
	2004	2003

Assets
Cash and cash equivalents	$9,773	$8,223
Trade Receivables	18,602	19,075
Inventories	25,703	24,679
Property, plant and equipment	6,369	6,746
Goodwill and other intangibles	70,496	64,554
Other assets	5,482	5,152
Total assets	$136,425	$128,429

Liabilities
Total current liabilities	$15,710	$15,596
Total liabilities	36,302	29,550
Stockholders’ equity	100,123	98,879
Total liabilities and stockholders’equity	$136,425	$128,429

HARVARD BIOSCIENCE, INC.

NON-GAAP PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2004	2003

Revenues	$22,165	$19,473
Costs and Expenses:
Cost of product sales (1)	11,242	9,302
Research and development expenses	1,669	1,420
Marketing and selling expenses	4,297	3,600
General & administrative expenses	3,522	2,825
Total costs and expenses (1) (2)	20,730	17,147

Income from operations (1) (2))	1,435	2,326

Other income (expense)
Interest income	62	66
Interest expense	(186)	(39)
Foreign currency gain (loss)	(143)	114
Other expense	(47)	(32)
Total other income (expense) net	(314)	109

Income before income taxes (1) (2)	1,121	2,435
Income tax (expense) (3)	(323)	(894)
Net income (1) (2) (3)	$798	$1,541
Income per share (1) (2) (3)
Diluted	$0.03	$0.05
Weighted average common shares
Diluted	31,695	30,137

(1)   EXCLUDES FAIR VALUE ADJUSTMENTS FOR INVENTORY AND BACKLOG ACQUIRED OF $302 FOR BIOROBOTICS, HOEFER AND KDSCIENTIFIC FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2004 AND OF $333 FOR GENOMIC SOLUTIONS, BTX AND GENEMACHINES FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2003.

(2)   EXCLUDES FAIR VALUE ADJUSTMENTS NOTED IN (1) ABOVE, STOCK COMPENSATION EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2004.

(3)   EXCLUDES TAX BENEFIT RELATED TO ITEMS DESCRIBED IN NOTES 1 AND 2 OF $423 AND $340 FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2004 RESPECTIVELY.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME TO U.S. GAAP NET INCOME

(In thousands, except per share data unaudited)

	Three Months Ended
	March 31,
	2004	2003

Pro Forma Net Income	$798	$1,541
Stock Compensation Expense	47	147
Amortization of Intangibles	923	625
Fair Value Adjustment to Cost of Product Sales	302	333
Income Tax Benefit	(423)	(340)
GAAP Net Income (Loss)	$(51)	$776

Weighted average common shares
Diluted	30,164	30,137
Pro forma net income per share	$0.03	$0.05
GAAP net income (loss) per share	$0.00	$0.03

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ESTIMATED NON-GAAP PRO FORMA E.P.S TO U.S. GAAP E.P.S.

We are currently not able to provide a reconciliation of estimated non-GAAP pro forma earnings per share (EPS) to U.S. GAAP EPS for the twelve months ending December 31, 2004 as we made acquisitions in the third and fourth quarters of 2003 and the first quarter of 2004, for which the purchase price allocations have not been finalized.  We are currently not able to estimate the impact of the associated acquisition related expenses on 2004 GAAP EPS.  Such acquisition expenses may include, but are not limited to, acquired in-process research and development expense, restructuring and severance related expense and fair value adjustments which may significantly impact GAAP EPS.  Additionally, we are unable to estimate the expense related to amortization of intangibles that may result from these acquisitions.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME TO US GAAP NET INCOME (EXPENSE)

(In thousands, except per share data unaudited)

For the Twelve Months Ending December 31,	1997	1998	1999	2000	2001	2002	2003

Non-GAAP Pro Forma Net Income	$1,224	$1,466	$2,689	$2,393	$4,392	$5,420	$7,837
Stock Compensation Expense	—	—	3,284	14,676	2,679	1,269	519
Amortization of Intangibles	—	27	368	604	1,744	1,543	2,702
Fair Value Adjustments	—					514	840
Acquired In-Process Research & Development	—				5,447	1,551
Restructuring/Severance and Related Costs	—				460	784
Arbitration Award and Certain Related Costs	—						790
Common Stock Warrant Interest	117	1,379	29,694	36,885
Preferred Stock Dividends	122	122	157	136

Income Tax (Benefit) Expense	—	(11)	(1,237)	98	(730)	(977)	(1,274)

GAAP Net Income (Loss)	985	(51)	(29,577)	(50,006)	(5,208)	736	4,260

Weighted Average Common Shares Diluted	17,500	15,287	17,082	18,459	26,382	27,597	30,712

Non-GAAP Pro Forma Net Income Per Share	$0.07	$0.10	$0.16	$0.13	$0.17	$0.20	$0.26

GAAP Net Income (Loss) Per Share	$0.06	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14

Weighted Average Common Shares Basic	7,406	5,599	5,599	8,005	25,785	27,090	29,924

GAAP Net Income (Loss) Per Share	$0.13	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14